Subject to Completion, Pricing Supplement dated April 3, 2001


PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 19 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                 Dated              , 2001
                                                                  Rule 424(b)(3)

                                  $25,000,000
                       Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                             --------------------

                      15% Reset PERQS due April 30, 2002
                         Mandatorily Exchangeable for
                   Shares of Common Stock of QUALCOMM, INC.

      Reset Performance Equity-linked Redemption Quarterly-pay Securities(SM)
                                 ("Reset PERQS(SM)")

The Reset PERQS will pay 15% interest per year but do not guarantee any return of principal at maturity. Instead the Reset PERQS will pay at maturity a number of shares of Qualcomm common stock based on the closing prices of Qualcomm common stock in October of 2001 and at maturity, in each case subject to a cap price.

o    The principal amount and issue price of each Reset PERQS is $    , which is
     one-half of the closing price of Qualcomm common stock on the day we offer the Reset PERQS for initial sale to the public.

o    We will pay 15% interest (equivalent to $            per year) on the $
     principal amount of each Reset PERQS. Interest will be paid quarterly, beginning July 30, 2001.

o At maturity you will receive shares of Qualcomm common stock in exchange for each Reset PERQS at an exchange ratio. The initial exchange ratio is one-half of a share of Qualcomm common stock per Reset PERQS. However, if the price of Qualcomm common stock appreciates above the first cap price for October 30, 2001 or the second cap price for April 26, 2002, the exchange ratio will be adjusted downward, and you will receive an amount of Qualcomm common stock per Reset PERQS that is less than one-half of a share.

o    The first cap price is $            , or        % of the closing price of
     Qualcomm common stock on the day we offer the Reset PERQS for initial sale to the public. If on October 30, 2001 the price of Qualcomm common stock is higher than the closing price of Qualcomm common stock on the day we offer the Reset PERQS for initial sale to the public, we will raise the
     cap price to   % of the closing price of Qualcomm common stock on October
     30, 2001. Otherwise the cap price will remain unchanged in the second period. The maximum you can receive at maturity is Qualcomm common stock worth $ per Reset PERQS.

o Investing in Reset PERQS is not equivalent to investing in Qualcomm common stock.

o Qualcomm, Inc. is not involved in this offering of Reset PERQS in any way and will have no obligation of any kind with respect to the Reset PERQS.

o We will apply to list the Reset PERQS to trade under the proposed symbol "RQU" on the American Stock Exchange LLC.

You should read the more detailed description of the Reset PERQS in this pricing supplement. In particular, you should review and understand the descriptions in"Summary of Pricing Supplement" and "Description of Reset PERQS."

The Reset PERQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.


                       ---------------------------------
                         PRICE $       PER RESET PERQS
                       ---------------------------------

                           Price            Agent's         Proceeds to
                         to Public(1)     Commissions       the Company(1)
                         ------------     -----------       --------------
Per Reset PERQS....          $                 $                 $
Total..............          $                 $                 $
----------
(1)   Plus accrued interest, if any, from the Original Issue Date.

If you purchase at least 100,000 Reset PERQS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the
price will be $      per Reset PERQS (98% of the Issue Price).  In that case,
the Agent's commissions will be $         per Reset PERQS.

                           MORGAN STANLEY DEAN WITTER

ADVEST, INC.                                           McDONALD INVESTMENTS INC.

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Reset PERQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The Reset PERQS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the Reset PERQS is linked to the performance of Qualcomm, Inc. common stock, which we refer to as Qualcomm Stock. The Reset PERQS also provide fixed quarterly payments at an annual rate of 15% based on the principal amount of each Reset PERQS. Unlike ordinary debt securities, Reset PERQS do not guarantee the return of principal at maturity. Instead the Reset PERQS pay a number of shares of Qualcomm Stock at maturity based on the performance of this stock, either up or down, subject to a maximum value in each period. We may not redeem the Reset PERQS prior to maturity.

     "Performance Equity-linked Redemption Quarterly-pay Securities" and "PERQS" are our service marks.

Each Reset PERQS           We, Morgan Stanley Dean Witter & Co., are offering 15% Reset Performance Equity-
costs $                    linked Redemption Quarterly-pay Securities[SM] due April 30, 2002, which we refer to as the Reset PERQS[SM].  The principal amount and issue price of each Reset PERQS is
                           $       , which is one-half of the closing price of Qualcomm Stock on the day we offer the
                           Reset PERQS for initial sale to the public.

No guaranteed              Unlike ordinary debt securities, the Reset PERQS do not guarantee any return of
return of principal        principal at maturity.  Instead the Reset PERQS will pay an amount of Qualcomm Stock based on the market price of Qualcomm Stock, either up or down, on October 30, 2001 and at maturity, in each case subject to a cap price.  Investing in Reset PERQS is not equivalent to investing in Qualcomm Stock.

15% interest on the        We will pay interest on the Reset PERQS, at the rate of 15% of the principal amount per
principal amount           year, quarterly on July 30, 2001, October 30, 2001, January 30, 2002 and April 30,
                           2002.  The interest rate we pay on the Reset PERQS is more than the current dividend rate on Qualcomm Stock.  The Reset PERQS will mature on April 30, 2002.

Your appreciation          The appreciation potential of each Reset PERQS is limited in each year by the cap price.
potential is capped        The cap price through October 30, 2001 is $        , or        % of the closing price of
                           Qualcomm Stock on the day we offer the Reset PERQS for initial sale to the public (the
                           "First Cap Price").  The cap price thereafter until maturity (the "Second Cap Price") will
                           be the higher of     % of the closing price of Qualcomm Stock on October 30, 2001 and the First Cap Price.  The maximum you can receive at maturity is Qualcomm Stock
                           worth $       per Reset PERQS.

Payout at maturity         At maturity, for each $       principal amount of Reset PERQS you hold, we will give to
                           you a number of shares of Qualcomm Stock equal to the exchange ratio.  The initial exchange ratio is one-half of a share of Qualcomm Stock per Reset PERQS and may be adjusted as follows:

                                                           First Adjustment

                             The exchange ratio will be adjusted downward if the market price of Qualcomm
                             Stock exceeds the First Cap Price on October 30, 2001.

                             The adjusted exchange ratio will be calculated as follows:

                             New Exchange    =     Initial Exchange                      First Cap Price
                                 Ratio                  Ratio        X ------------------------------------------------
                                                                       Qualcomm Stock closing price on October 30, 2001

                             If the market price of Qualcomm Stock on October 30, 2001 is the same as or less than the First Cap Price, we will not adjust the exchange ratio at that time.


                                     PS-3



                                                           Second Adjustment

                             The exchange ratio may be adjusted downward again at maturity, but only if the market price of Qualcomm Stock at maturity exceeds the Second Cap Price.  The second exchange ratio will then be calculated as follows:

                              Second Exchange =    Existing Exchange               Second Cap Price
                                  Ratio                 Ratio        X ----------------------------------------
                                                                       Qualcomm Stock closing price at maturity

                                 If the market price of Qualcomm Stock at maturity is the same as or less than the
                                 Second Cap Price, we will not adjust the Exchange Ratio at maturity.

                           On the next page, we have provided a table titled "Hypothetical Payouts on the Reset
                           PERQS." The table demonstrates the effect of these adjustments to the exchange ratio under a variety of hypothetical price scenarios.  You should examine the table for examples of how the payout on the Reset PERQS could be affected under these or other potential price scenarios.  This table does not show every situation that may occur.

                           You can review the historical prices of Qualcomm Stock in the "Historical Information"
                           section of this pricing supplement.

                           During the life of the Reset PERQS, Morgan Stanley & Co. Incorporated or its
                           successors, which we refer to as MS & Co., acting as calculation agent, may also make adjustments to the effective exchange ratio to reflect the occurrence of certain corporate events that could affect the market price of Qualcomm Stock.  You should read about these adjustments in the sections called "Description of Reset PERQS--Exchange at
                           Maturity," "--Exchange Factor" and "--Antidilution Adjustments."

MS & Co. will be the       We have appointed our affiliate, MS & Co., to act as calculation agent for The Chase
Calculation Agent          Manhattan Bank, the trustee for our senior notes.  As calculation agent, MS & Co. will determine the exchange ratio and the cap prices and calculate the amount of Qualcomm
                           Stock that you will receive at maturity.

No affiliation with        Qualcomm, Inc. is not an affiliate of ours and is not involved with this offering in any
Qualcomm, Inc.             way.  The obligations represented by the Reset PERQS are obligations of Morgan
                           Stanley Dean Witter & Co. and not of Qualcomm, Inc.

Where you can find more    The Reset PERQS are senior notes issued as part of our Series C medium-term note
information on the Reset   program.  You can find a general description of our Series C medium-term note program
PERQS                      in the accompanying prospectus supplement dated January 24, 2001.  We describe the basic features of this type of note in the sections called "Description of Notes--Fixed
                           Rate Notes" and "--Exchangeable Notes."

                           For a detailed description of terms of the Reset PERQS, including the specific mechanics and timing of the exchange ratio adjustments, you should read the
                           "Description of Reset PERQS" section in this pricing supplement.  You should also read about some of the risks involved in investing in Reset PERQS in the section called "Risk Factors."  The tax and accounting treatment of investments in equity-
                           linked notes such as the Reset PERQS may differ from that of investments in ordinary debt securities or common stock.  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Reset PERQS.

How to reach us            You may contact your local Morgan Stanley Dean Witter branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number
                           (212) 761-4000).


                    HYPOTHETICAL PAYOUTS ON THE RESET PERQS

     For each Reset PERQS, the following table illustrates, for a range of First Period Closing Prices and Maturity Prices, any
adjustments we would make to the Exchange Ratio and the Second Cap Price and the resulting payout at maturity and total return on each Reset PERQS. The following assumptions were made:

      Issue Price per Reset PERQS:      $26.00
      Initial Qualcomm Stock Price:     $52.00
      First Cap Price:                  123.50% of the Initial Qualcomm Stock Price
      Second Cap Price:                 Greater of (x) 123.50% of the First Period Closing Price and (y) the First Cap Price
      Interest Rate:                    15% per year
      Maturity:                         12.43 months

                                                                                                                 Reset
                                                                                                                 PERQS
                                                                                                                 Payout at   Reset
              Issue                                                                                              Maturity    PERQs
              Price                                    First                                                     Based on  Payout at
               per      Initial   Initial     First   Period     10/30/01     Second                 Exchange    Qualcomm  Maturity
Illustration  Reset    Qualcomm   Exchange     Cap    Closing    exchange       Cap      Maturity    Ratio at    Stock     plus 15%
   Number     PERQS   Stock Price  Ratio      Price   Price(1)     Ratio       Price     Price(1)    Maturity    Price     Coupon
     1       $26.00     $52.00    0.50000    $64.22   $40.0000    0.50000     $64.2200    $30.0000    0.50000    $15.00       $19.04
     2       $26.00     $52.00    0.50000    $64.22   $40.0000    0.50000     $64.2200    $55.0000    0.50000    $27.50       $31.54
     3       $26.00     $52.00    0.50000    $64.22   $40.0000    0.50000     $64.2200   $100.0000    0.32110    $32.11       $36.15
     4       $26.00     $52.00    0.50000    $64.22   $60.0000    0.50000     $74.1000    $40.0000    0.50000    $20.00       $24.04
     5       $26.00     $52.00    0.50000    $64.22   $60.0000    0.50000     $74.1000    $65.0000    0.50000    $32.50       $36.54
     6       $26.00     $52.00    0.50000    $64.22   $60.0000    0.50000     $74.1000   $110.0000    0.33682    $37.05       $41.09
     7       $26.00     $52.00    0.50000    $64.22  $100.0000    0.32110    $123.5000    $40.0000    0.32110    $12.84       $16.88
     8       $26.00     $52.00    0.50000    $64.22  $100.0000    0.32110    $123.5000   $115.0000    0.32110    $36.93       $40.97
     9       $26.00     $52.00    0.50000    $64.22  $100.0000    0.32110    $123.5000   $150.0000    0.26437    $39.66       $43.70
     10      $26.00     $52.00    0.50000    $64.22   $64.2200    0.50000     $79.3117    $79.3117    0.50000    $39.66       $43.70
                                               ^                                 ^                                 ^
                                               |                                 |                                 |
                                             123.50%                         Greater of                         Maturity
                                           of Initial                        (x) 123.50%                        Price times
                                            Qualcomm                          of First                          Adjusted
                                              Stock                            Period                           Exchange
                                              Price                            Closing                          Ratio
                                                                              Price and
                                                                              (y) First
                                                                               Cap Price



     The above table illustrates an important feature of the Reset PERQS - the payout at maturity is not determined merely by the price of Qualcomm Stock at maturity, but will depend on the timing and magnitude of changes in the price of Qualcomm Stock. For example, in both the fourth and seventh illustrations shown above, the Maturity Price is $40.00 but in the seventh illustration the
Payout at Maturity is $16.88 compared to $24.04 in the fourth illustration. The difference in the seventh illustration arises because the First Period Closing Price exceeded the First Cap Price, resulting in a downward adjustment in the First Exchange Ratio.
Similarly, in both the ninth and tenth illustrations, the Payout at Maturity is $43.70, but in the ninth illustration, the Maturity
Price had to equal or exceed $123.50 to produce that payout, while in the tenth illustration, a Maturity Price of only $79.3117 was required.

---------------
1. The First Period Closing Price and the Maturity Price do not include any dividend payments that may have been paid to holders of
Qualcomm Stock.


                                  RISK FACTORS

     The Reset PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Qualcomm Stock, there is no guaranteed return of principal. Investing in Reset PERQS is not equivalent to investing directly in Qualcomm Stock. This section describes the most significant risks relating to the Reset PERQS. You should carefully consider whether the Reset PERQS are suited to your particular circumstances before you decide to purchase them.

Reset PERQS Are Not                    The Reset PERQS combine features of equity and debt.  The terms of the Reset
Ordinary Senior Notes --               PERQS differ from those of ordinary debt securities in that we will not pay you a
No Guaranteed Return of                fixed amount at maturity.  Our payout to you at maturity will be a number of
Principal                              shares of Qualcomm Stock based on the market price of Qualcomm Stock on
                                       October 30, 2001 and at maturity.  If the final market price of Qualcomm
                                       Stock at maturity is either less than today's market price or not sufficiently above today's market price to compensate for a downward adjustment of the exchange ratio, if any, at October 30, 2001, we will pay you an amount of Qualcomm Stock with a value less than the principal amount of the Reset
                                       PERQS.  See "Hypothetical Payouts on the Reset PERQS" above.

Your Appreciation                      The appreciation potential of the Reset PERQS is limited because of the cap
Potential Is Limited                   prices. Even though the $       issue price of one Reset PERQS is equal to today's
                                       market price of one share of Qualcomm Stock multiplied by the initial exchange ratio, you may receive a lesser fractional amount of Qualcomm Stock per Reset
                                       PERQS at maturity if the initial exchange ratio of one-half of a share has been adjusted downwards. If the price of Qualcomm Stock appreciates above both the cap price for October 30, 2001 and the cap price for April 26, 2002, the initial exchange ratio of one-half of a share of Qualcomm Stock per Reset PERQS will be reduced twice.

                                       The exchange ratio and the final market price of Qualcomm Stock at maturity will be determined on April 26, 2002, which is two trading days prior to maturity of the Reset PERQS. If the price of Qualcomm Stock is lower on the actual maturity date than it was on April 26, 2002, the value of any Qualcomm Stock you receive will be less.  Under no circumstances will you receive an amount of
                                       Qualcomm Stock for each Reset PERQS worth more than $       as of such second
                                       scheduled trading day prior to maturity.

Secondary Trading                      There may be little or no secondary market for the Reset PERQS.  Although we
May Be Limited                         will apply to list the Reset PERQS on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing.  Even if there is a secondary market, it may not provide significant liquidity.  MS & Co.
                                       currently intends to act as a market maker for Reset PERQS but is not required to do so.

Market Price of the Reset              Several factors, many of which are beyond our control, will influence the value
PERQS Influenced by Many               of the Reset PERQS.  We expect that generally the market price of
Unpredictable Factors                  Qualcomm Stock on any day will affect the value of the Reset PERQS more than any other single factor.  Because adjustments to the exchange ratio for the
                                       Reset PERQS are tied to the closing stock prices on two specific days, however, the Reset PERQS may trade differently from Qualcomm Stock. Other factors that may influence the value of the Reset PERQS include:

                                       o     the volatility (frequency and magnitude of changes in price) of Qualcomm
                                             Stock

                                       o     the dividend rate on Qualcomm Stock


                                     PS-6

                                       o     economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of Qualcomm Stock

                                       o     interest and yield rates in the market

                                       o     the time remaining to the maturity of the Reset PERQS

                                       o     our creditworthiness

                                       Some or all of these factors will influence the price you will receive if you sell your Reset PERQS prior to maturity.  For example, you may have to sell your
                                       Reset PERQS at a substantial discount from the principal amount if the market price of Qualcomm Stock is at, below, or not sufficiently above the initial market price.

                                       You cannot predict the future performance of Qualcomm Stock based on its historical performance. The price of Qualcomm Stock may decrease so that you will receive at maturity shares of Qualcomm Stock worth less than the principal amount of the Reset PERQS.  We cannot guarantee that the price of Qualcomm
                                       Stock will increase so that you will receive at maturity an amount in excess of the principal amount of the Reset PERQS.

No Affiliation with                    We are not affiliated with Qualcomm, Inc.  Although we do not have any non-
Qualcomm, Inc.                         public information about Qualcomm, Inc. as of the date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with Qualcomm, Inc., including extending loans to, or making equity investments in, Qualcomm, Inc. or providing advisory services to Qualcomm,
                                       Inc., including merger and acquisition advisory services.  Moreover, we have no ability to control or predict the actions of Qualcomm, Inc., including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity.  Qualcomm, Inc. is not involved in the offering of the
                                       Reset PERQS in any way and has no obligation to consider your interest as an owner of Reset PERQS in taking any corporate actions that might affect the value of your Reset PERQS.  None of the money you pay for the Reset PERQS will go to Qualcomm, Inc.

You Have No                            As an owner of Reset PERQS, you will not have voting rights or rights to receive
Shareholder Rights                     dividends or other distributions or any other rights with respect to Qualcomm
                                       Stock.

The Antidilution                       MS & Co., as calculation agent, will adjust the amount payable at maturity for
Adjustments We Are                     certain events affecting Qualcomm Stock, such as stock splits and stock
Required to Make Do Not                dividends, and certain other corporate actions involving Qualcomm, Inc., such as
Cover Every Corporate                  mergers.  However, the calculation agent is not required to make an adjustment
Event that Can Affect                  for every corporate event that can affect Qualcomm Stock.  For example, the
Qualcomm Stock                         calculation agent is not required to make any adjustments if Qualcomm, Inc. or anyone else makes a partial tender or partial exchange offer for Qualcomm
                                       Stock.  If an event occurs that does not require the calculation agent to adjust the amount of Qualcomm Stock payable at maturity, the market price of the Reset
                                       PERQS may be materially and adversely affected.


                                     PS-7


Adverse Economic Interests             As calculation agent, our affiliate MS & Co. will calculate the payout to you at
of the Calculation Agent and           maturity of the Reset PERQS.  MS & Co. and other affiliates may also carry out
Its Affiliates May Influence           hedging activities related to the Reset PERQS or to other instruments, including
Determinations                         trading in Qualcomm Stock as well as in other instruments related to Qualcomm
                                       Stock. MS & Co. and some of our other subsidiaries also trade Qualcomm Stock and other financial instruments related to Qualcomm Stock on a regular basis as part of their general broker dealer and other businesses. Any of these activities could influence MS & Co.'s determination of adjustments made to the Reset
                                       PERQS and any such trading activity could potentially affect the price of
                                       Qualcomm Stock and, accordingly, could affect your payout on the Reset
                                       PERQS.

Because the Characterization           You should also consider the tax consequences of investing in the Reset PERQS.
of the Reset PERQS for                 There is no direct legal authority as to the proper tax treatment of the Reset
Federal Income Tax Purposes            PERQS, and therefore significant aspects of the tax treatment of the Reset
Is Uncertain, the Material             PERQS are uncertain.  Pursuant to the terms of the Reset PERQS, MSDW and
Federal Income Tax                     you agree to treat a Reset PERQS as an investment unit consisting of (i) a
Consequences of an                     forward contract pursuant to which you agree to purchase Qualcomm Stock from
Investment in the Reset                us at maturity and (ii) a deposit with us of a fixed amount of cash to secure your
PERQS Are Uncertain.                   obligation under the forward contract, as described in "Description of Reset
                                       PERQS--United States Federal Income Taxation--General."  If the Internal
                                       Revenue Service were successful in asserting an alternative characterization for the Reset PERQS, the timing and character of income on the Reset PERQS and your basis for Qualcomm Stock received in exchange for the Reset PERQS may differ.  We do not plan to request a ruling from the Internal Revenue Service (the
                                       "IRS") regarding the tax treatment of the Reset PERQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.
                                       Please read carefully the section "Description of Reset PERQS--United States
                                       Federal Income Taxation" in this pricing supplement.

                                  DESCRIPTION OF RESET PERQS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Reset PERQS" refers to each
$      principal amount of our 15% Reset PERQS due April 30, 2002, Mandatorily
Exchangeable for Shares of Common Stock of Qualcomm, Inc. In this pricing supplement, the terms "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............     $25,000,000

Maturity Date.................     April 30, 2002

Interest Rate.................     15% per annum (equivalent to $       per
                                   annum per Reset PERQS)

Interest Payment Dates........     July 30, 2001, October 30, 2001, January 30,
                                   2002 and April 30, 2002.

Record Date...................     The Record Date for each Interest Payment
                                   Date, including the Maturity Date, will be
                                   the date 15 calendar days prior to such
                                   Interest Payment Date, whether or not that
                                   date is a Business Day.

Specified Currency............     U.S. Dollars

Issue Price...................     $       per Reset PERQS

Initial Qualcomm Stock Price..     $

Original Issue Date
(Settlement Date)..............    April      , 2001

CUSIP.........................     61744Y629

Denominations.................     $       and integral multiples thereof

First Cap Price...............     $          (        % of the Initial Qualcomm
                                   Stock Price)

First Determination Date......     October 30, 2001 (or if such date is not a
                                   Trading Day on which no Market Disruption
                                   Event occurs, the immediately succeeding
                                   Trading Day on which no Market Disruption
                                   Event occurs).

First Period Closing Price....     First Period Closing Price means the product
                                   of (i) the Market Price of one share of
                                   Qualcomm Stock and (ii) the Exchange Factor,
                                   each determined as of the First Determination
                                   Date.

Second Cap Price..............     Second Cap Price means the greater of (x)
                                       % of the First Period Closing Price and
                                   (y) the First Cap Price.  See "Exchange at
                                   Maturity" below.

Maturity Price................     Maturity Price means the product of (i) the
                                   Market Price of one share of Qualcomm Stock
                                   and (ii) the Exchange Factor, each determined
                                   as of the second scheduled Trading Day
                                   immediately prior to maturity.

Exchange at Maturity..........     At maturity, upon delivery of each Reset
                                   PERQS to the Trustee, we will apply each $
                                   principal amount of such Reset PERQS as
                                   payment for a number of shares of Qualcomm
                                   Stock at the


                                     PS-9


                                   Exchange Ratio.  The Exchange Ratio,
                                   initially set at .5, is subject to adjustment
                                   on the First Determination Date and at
                                   maturity in order to cap the value of
                                   Qualcomm Stock to be received upon delivery
                                   of the Reset PERQS at $       per Reset PERQS
                                   (    % of the Issue Price).  Solely for
                                   purposes of adjustment upon the occurrence of
                                   certain corporate events, the number of
                                   shares of Qualcomm Stock to be delivered at
                                   maturity will also be adjusted by an Exchange
                                   Factor, initially set at 1.0.  See "Exchange
                                   Factor" and "Antidilution Adjustments" below.

                                   If the First Period Closing Price is less than or equal to the First Cap Price, no adjustment to the Exchange Ratio will be made at such time. If the First Period
                                   Closing Price exceeds the First Cap Price, the Exchange Ratio will be adjusted so that the new Exchange Ratio will equal the product of (i) the existing Exchange Ratio and (ii) a fraction the numerator of which will be the First Cap Price and the denominator of which will be the First
                                   Period Closing Price. In addition, on the
                                   First Determination Date, the Calculation
                                   Agent will establish the "Second Cap Price," which will be equal to the greater of (x) % of the First Period Closing Price and (y) the First Cap Price. Notice of the Second
                                   Cap Price and of any such adjustment to the Exchange Ratio shall promptly be sent by first-class mail to The Depository Trust
                                   Company, New York, New York (the
                                   "Depositary"). If the Maturity Price is less than or equal to the Second Cap Price, no further adjustment to the Exchange Ratio will be made. If the Maturity Price exceeds the Second Cap Price, the then existing
                                   Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the existing Exchange Ratio and (ii) a fraction the numerator of which will be the Second Cap Price and the denominator of which will be the Maturity Price. Please review each example in the table called
                                   "Hypothetical Payouts on the Reset PERQS" on
                                   PS-5.

                                   All calculations with respect to the
                                   Exchange Ratios for the Reset PERQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upwards (e.g., .876545 would be rounded to .87655); all calculations with respect to the Second Cap Price will be rounded to the nearest ten-thousandth, with five one- hundred-thousandths rounded upwards (e.g., $12.34565 would be rounded to $12.3457); and all dollar amounts related to payouts at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent being rounded upwards.

                                   We shall, or shall cause the Calculation
                                   Agent to, (i) provide written notice to the Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of the Reset PERQS, of the amount of Qualcomm Stock to be delivered with respect to each $ principal amount of the Reset PERQS and (ii) deliver such shares of Qualcomm Stock (and cash in respect of interest and any fractional shares of Qualcomm Stock) to the Trustee for delivery to the holders. The Calculation Agent shall determine the Exchange Ratio applicable at the maturity of the Reset PERQS and calculate the Exchange Factor.


                                     PS-10


No Fractional Shares..........     Upon delivery of the Reset PERQS to the
                                   Trustee at maturity (including as a result
                                   of acceleration under the terms of the
                                   senior indenture), we will deliver the
                                   aggregate number of shares of Qualcomm Stock
                                   due with respect to all of such Reset PERQS,
                                   as described above, but we will pay cash in
                                   lieu of delivering any fractional share of
                                   Qualcomm Stock in an amount equal to the
                                   corresponding fractional Market Price of
                                   such fraction of a share of Qualcomm Stock
                                   as determined by the Calculation Agent as of
                                   the second scheduled Trading Day prior to
                                   maturity of the Reset PERQS.

Exchange Factor...............     The Exchange Factor will be set initially at
                                   1.0, but will be subject to adjustment upon
                                   the occurrence of certain corporate events
                                   affecting Qualcomm Stock through and
                                   including the second scheduled Trading Day
                                   immediately prior to maturity. See
                                   "Antidilution Adjustments" below.

Market Price..................     If Qualcomm Stock (or any other security for
                                   which a Market Price must be determined) is
                                   listed on a national securities exchange, is
                                   a security of the Nasdaq National Market or
                                   is included in the OTC Bulletin Board
                                   Service ("OTC Bulletin Board") operated by
                                   the National Association of Securities
                                   Dealers, Inc. (the "NASD"), the Market Price
                                   for one share of Qualcomm Stock (or one unit
                                   of any such other security) on any Trading
                                   Day means (i) the last reported sale price,
                                   regular way, of the principal trading
                                   session on such day on the principal United
                                   States securities exchange registered under
                                   the Securities Exchange Act of 1934, as
                                   amended (the "Exchange Act"), on which
                                   Qualcomm Stock (or any such other security)
                                   is listed or admitted to trading or (ii) if
                                   not listed or admitted to trading on any
                                   such securities exchange or if such last
                                   reported sale price is not obtainable (even
                                   if Qualcomm Stock (or any such other
                                   security) is listed or admitted to trading
                                   on such securities exchange), the last
                                   reported sale price of the principal trading
                                   session on the over-the-counter market as
                                   reported on the Nasdaq National Market or
                                   OTC Bulletin Board on such day. If the last
                                   reported sale price of the principal trading
                                   session is not available pursuant to clause
                                   (i) or (ii) of the preceding sentence
                                   because of a Market Disruption Event or
                                   otherwise, the Market Price for any Trading
                                   Day shall be the mean, as determined by the
                                   Calculation Agent, of the bid prices for
                                   Qualcomm Stock (or any such other security)
                                   obtained from as many dealers in such
                                   security, but not exceeding three, as will
                                   make such bid prices available to the
                                   Calculation Agent. Bids of MS & Co. or any
                                   of its affiliates may be included in the
                                   calculation of such mean, but only to the
                                   extent that any such bid is the highest of
                                   the bids obtained. A "security of the Nasdaq
                                   National Market" shall include a security
                                   included in any successor to such system and
                                   the term "OTC Bulletin Board Service" shall
                                   include any successor service thereto.

Trading Day...................     A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange
                                   ("NYSE"), the AMEX, the Nasdaq National
                                   Market, the Chicago Mercantile Exchange and
                                   the Chicago Board of Options Exchange and in
                                   the over-the-counter market for equity
                                   securities in the United States.


PS-11


Acceleration Event............     If on any date the product of the Market
                                   Price per share of Qualcomm Stock and the
                                   Exchange Factor is less than $4.00, the
                                   maturity date of the Reset PERQS will be
                                   deemed to be accelerated to such date, and we
                                   will apply the $       principal amount of
                                   each Reset PERQS as payment for a number of
                                   shares of Qualcomm Stock at the then current
                                   Exchange Ratio, as adjusted by the then
                                   current Exchange Factor.  See also
                                   "Antidilution Adjustments" below.

Optional Redemption............    We will not redeem the Reset PERQS prior to the
Maturity Date.

Book Entry Note or Certificated
 Note..........................    Book Entry

Senior Note or Subordinated
Note...........................    Senior

Trustee.......................     The Chase Manhattan Bank

Agent for the underwritten
  offering of Reset PERQS......    MS & Co.

Calculation Agent..............    MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the Reset PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any
                                   Market Price or whether a Market Disruption
                                   Event has occurred. See "Antidilution
                                   Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation
                                   Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......     The Exchange Factor will be adjusted as
                                   follows:

                                   1. If Qualcomm Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange
                                   Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Qualcomm Stock.

                                   2. If Qualcomm Stock is subject (i) to a stock dividend (issuance of additional shares of Qualcomm Stock) that is given ratably to all holders of shares of Qualcomm
                                   Stock or (ii) to a distribution of Qualcomm
                                   Stock as a result of the triggering of any provision of the corporate charter of Qualcomm, then once the dividend has become effective and Qualcomm Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor


                                     PS-12


                                   shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Qualcomm
                                   Stock and (ii) the prior Exchange Factor.

                                   3. There will be no adjustments to the
                                   Exchange Factor to reflect cash dividends or other distributions paid with respect to Qualcomm Stock other than distributions described in clauses (i) and (v) of paragraph 5 below and Extraordinary
                                   Dividends as described below. A cash
                                   dividend or other distribution with respect to Qualcomm Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for
                                   Qualcomm Stock by an amount equal to at
                                   least 10% of the Market Price of Qualcomm
                                   Stock (as adjusted for any subsequent
                                   corporate event requiring an adjustment
                                   hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Qualcomm Stock, the Exchange
                                   Factor with respect to Qualcomm Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange
                                   Factor and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The
                                   "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Qualcomm
                                   Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non- Extraordinary Dividend for
                                   Qualcomm Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Qualcomm Stock described in clause (i) or clause (v) of paragraph 5 below that also constitutes an Extraordinary
                                   Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause (i) or clause (v) of paragraph 5, as applicable.

                                   4. If Qualcomm issues rights or warrants to all holders of Qualcomm Stock to subscribe for or purchase Qualcomm Stock at an exercise price per share less than the Market Price of Qualcomm Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Reset
                                   PERQS, then the Exchange Factor will be
                                   adjusted to equal the product of the prior
                                   Exchange Factor and a fraction, the
                                   numerator of which shall be the number of shares of Qualcomm Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Qualcomm Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Qualcomm Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Qualcomm Stock which the aggregate offering price of the total number of shares of Qualcomm Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                   5. If (i) there occurs any reclassification or change of Qualcomm Stock, including, without limitation, as a result of the issuance of any tracking stock by Qualcomm,
                                   (ii) Qualcomm or any surviving entity or subsequent surviving entity of Qualcomm (a
                                   "Qualcomm Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Qualcomm or any Qualcomm Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Qualcomm is liquidated, (v) Qualcomm issues to all of its shareholders equity securities of an issuer other than Qualcomm (other than in a transaction described in clauses (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Qualcomm Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each Reset PERQS will be adjusted to provide that each holder of Reset PERQS will receive at maturity, in respect of each $ principal amount of each Reset PERQS, securities, cash or any other assets distributed to holders of Qualcomm
                                   Stock in any such Reorganization Event,
                                   including, in the case of the issuance of tracking stock, the reclassified share of Qualcomm Stock and, in the case of a Spin-off Event, the share of Qualcomm Stock with respect to which the spun-off security was issued (collectively, the "Exchange
                                   Property") in an amount with a value equal to the product of the final Exchange Ratio and the Transaction Value. In addition, following a Reorganization Event, the method of determining the Maturity Price will be adjusted so that the Maturity Price will mean the Transaction Value as of the second scheduled Trading Day immediately prior to maturity, and if the Reorganization Event occurs prior to the First Determination
                                   Date, the First Period Closing Price will mean the Transaction Value determined as of the First Determination Date.
                                   Notwithstanding the above, if the Exchange
                                   Property received in any such Reorganization
                                   Event consists only of cash, the maturity date of the Reset PERQS will be deemed to be accelerated to the date on which such cash is distributed to holders of Qualcomm Stock and holders will receive in lieu of any Qualcomm Stock and as liquidated damages in full satisfaction of MSDW's obligations under the Reset PERQS the product of (i) the Transaction Value as of such date and (ii) the then current Exchange Ratio adjusted as if such date were the next to occur of either the First Determination Date or the second scheduled Trading Day prior to maturity. If Exchange Property consists of more than one type of property, holders of Reset PERQS will receive at maturity a pro rata share of each such type of Exchange
                                   Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component.
                                   "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Qualcomm Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Qualcomm Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event and (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of Qualcomm Stock, as adjusted by the Exchange
                                   Factor at the time of such Reorganization
                                   Event. In the event Exchange Property
                                   consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                   For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving
                                   Exchange Property of a particular type,
                                   Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to
                                   Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                   No adjustments to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange
                                   Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                   No adjustments to the Exchange Factor or method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of Qualcomm Stock, including, without limitation, a partial tender or exchange offer for Qualcomm Stock.

                                   Notwithstanding the foregoing, the amount payable by us at maturity with respect to each Reset PERQS, determined as of the second scheduled Trading Day prior to maturity, will


                                     PS-15


                                   not under any circumstances exceed an amount of Qualcomm Stock having a market value of $ as of such second scheduled Trading Day.

                                   The Calculation Agent shall be solely
                                   responsible for the determination and
                                   calculation of any adjustments to the
                                   Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets
                                   (including cash) in connection with any
                                   corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                   The Calculation Agent will provide
                                   information as to any adjustments to the Exchange Factor or to the method of calculating the amount payable upon exchange at maturity of the Reset PERQS in accordance with paragraph 5 above upon written request by any holder of the Reset PERQS.

Market Disruption Event.......     "Market Disruption Event" means, with respect
                                   to Qualcomm Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Qualcomm Stock on the primary market for Qualcomm Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Qualcomm Stock as a result of which the reported trading prices for Qualcomm Stock during the last one-half hour preceding the closing of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Qualcomm Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any
                                    event described in clause (i) above
                                    materially interfered with the ability of MSDW or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Reset PERQS.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market
                                   Disruption Event if it results from an
                                   announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the
                                   Securities and Exchange Commission (the
                                   "Commission") of similar scope as


                                     PS-16


                                   determined by the Calculation Agent) on
                                   trading during significant market
                                   fluctuations shall constitute a suspension, absence or material limitation of trading,
                                   (4) a suspension of trading in an options contract on Qualcomm Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Qualcomm Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Qualcomm Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event of Default..   In case an event of default with respect to
                                   the Reset PERQS shall have occurred and be
                                   continuing, the amount declared due and
                                   payable per Reset PERQS upon any
                                   acceleration of the Reset PERQS shall be
                                   determined by the Calculation Agent and
                                   shall be equal to the product of (i) the
                                   Market Price of Qualcomm Stock as of the
                                   date of such acceleration and (ii) the then
                                   current Exchange Ratio adjusted as if such
                                   date were the second scheduled Trading Day
                                   prior to maturity and, if such date occurs
                                   prior to the First Determination Date, the
                                   First Determination Date.

Qualcomm Stock; Public             Qualcomm, Inc. licenses and receives
Information.....................   royalty payments on its Code Division
                                   Multiple Access technology from major
                                   domestic and international
                                   telecommunications equipment suppliers and
                                   is a provider of wireless communications
                                   products, technologies and services.
                                   Qualcomm Stock is registered under the
                                   Exchange Act. Companies with securities
                                   registered under the Exchange Act are
                                   required to file periodically certain
                                   financial and other information specified by
                                   the Commission. Information provided to or
                                   filed with the Commission can be inspected
                                   and copied at the public reference
                                   facilities maintained by the Commission at
                                   Room 1024, 450 Fifth Street, N.W.,
                                   Washington, D.C. 20549 or at its Regional
                                   Office located at Suite 1400, Citicorp
                                   Center, 500 West Madison Street, Chicago,
                                   Illinois 60661 and at Seven World Trade
                                   Center, 13th Floor, New York, New York
                                   10048, and copies of such material can be
                                   obtained from the Public Reference Section
                                   of the Commission, 450 Fifth Street, N.W.,
                                   Washington, D.C. 20549, at prescribed rates.
                                   In addition, information provided to or
                                   filed with the Commission electronically can
                                   be accessed through a website maintained by
                                   the Commission. The address of the
                                   Commission's Website is http://www.sec.gov.
                                   Information provided to or filed with the
                                   Commission by Qualcomm pursuant to the
                                   Exchange Act can be located by reference to
                                   SEC file number 0-19528. In addition,
                                   information regarding Qualcomm may be
                                   obtained from other sources including, but
                                   not limited to, press releases, newspaper
                                   articles and other publicly disseminated
                                   documents.

                                   This pricing supplement relates only to the Reset PERQS offered hereby and does not relate to Qualcomm Stock or other securities of Qualcomm. We have derived all disclosures


                                     PS-17

                                   contained in this pricing supplement
                                   regarding Qualcomm from the publicly
                                   available documents described in the
                                   preceding paragraph. Neither we nor the
                                   Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Qualcomm in connection with the offering of the Reset
                                   PERQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Qualcomm is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Qualcomm Stock (and therefore the Initial Qualcomm Stock Price, the First Cap Price, the Second Cap Price and the maximum appreciation amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Qualcomm could affect the value received at maturity with respect to the Reset PERQS and therefore the trading prices of the Reset
                                   PERQS.

                                   Neither we nor any of our affiliates makes any representation to you as to the performance of Qualcomm Stock.

                                   We and/or our subsidiaries may presently or from time to time engage in business with Qualcomm, including extending loans to, or making equity investments in, Qualcomm or providing advisory services to Qualcomm, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non-public information with respect to
                                   Qualcomm and, in addition, one or more of our affiliates may publish research reports with respect to Qualcomm. The statement in the preceding sentence is not intended to affect the rights of holders of the Reset
                                   PERQS under the securities laws. As a
                                   prospective purchaser of a Reset PERQS, you should undertake an independent investigation of Qualcomm as in your judgment is appropriate to make an informed decision with respect to an investment in Qualcomm Stock.

Historical Information........     The following table sets forth the high and
                                   low Market Price of Qualcomm Stock during
                                   1998, 1999, 2000 and 2001 through April 3,
                                   2001. The Market Price on April 3, 2001 was
                                   $45 3/4. We obtained the Market Prices
                                   listed below from Bloomberg Financial
                                   Markets and we believe such information to
                                   be accurate. You should not take the
                                   historical prices of Qualcomm Stock as an
                                   indication of future performance. The price
                                   of Qualcomm Stock may decrease so that you
                                   will receive at maturity shares of Qualcomm
                                   Stock worth less than the principal amount
                                   of the Reset PERQS. We cannot give you any
                                   assurance that the price of Qualcomm Stock
                                   will increase so that at maturity you will
                                   receive an amount in excess of the principal
                                   amount of the Reset PERQS. Because your
                                   return is linked to the Market Price of
                                   Qualcomm Stock on October 30, 2001 and April
                                   26, 2002, there is no guaranteed return of
                                   principal. To the extent that the Maturity
                                   Price

                                     PS-18

                                   of Qualcomm Stock is less than the Initial
                                   Qualcomm Stock Price, or not sufficiently above the Initial Qualcomm Stock Price to compensate for a downward adjustment of the Exchange Ratio, if any, at October 30, 2001, and the shortfall is not offset by the coupon paid on the Reset PERQS, you will lose money on your investment.


                                                  High            Low
                                                  ----            ---
(CUSIP 747525103)
1998
First Quarter.............................        6 83/85        5 5/8
Second Quarter............................        7 7/23         5 5/7
Third Quarter.............................        8 6/29         5 13/64
Fourth Quarter............................        7 13/45        4 57/64
1999
First Quarter.............................       15 35/64        6 53/57
Second Quarter............................       35 7/8         15 37/64
Third Quarter.............................       48 13/32       34 55/64
Fourth Quarter............................      176 1/8         46 45/64
2000
First Quarter.............................      179 5/16        110 9/16
Second Quarter............................      152 1/4          60
Third Quarter.............................       77 1/2          53
Fourth Quarter............................      104 7/16         61 1/2
2001
First Quarter.............................       86 13/16        48 1/16
Second Quarter (through April 3, 2001)....       51 1/2          45 3/4




                                   Historical prices of Qualcomm Stock have been adjusted for a 4 for 1 stock split and a 2 for 1 stock split, which became effective in the fourth quarter of 1999 and the second quarter of 1999, respectively.
                                   Record holders of Qualcomm Stock as of
                                   September 11, 1998, each received a dividend of one share of common stock of Leap
                                   Wireless International, Inc. for every 4 shares of Qualcomm Stock held by such shareholder as of that date.

                                   We make no representation as to the amount of dividends, if any, that Qualcomm will pay in the future. In any event, as a holder of the Reset PERQS, you will not be entitled to receive dividends, if any, that may be payable on Qualcomm Stock.

Use of Proceeds and Hedging...     The net proceeds we receive from the sale of
                                   the Reset PERQS will be used for general
                                   corporate purposes and, in part, by us or by
                                   one or more of our subsidiaries in
                                   connection with hedging our obligations
                                   under the Reset PERQS. See also "Use of
                                   Proceeds" in the accompanying prospectus.

                                   On or prior to the date of this pricing
                                   supplement, we, through our subsidiaries or others, may hedge our anticipated exposure in connection with the Reset PERQS by taking positions in Qualcomm Stock, in options contracts on Qualcomm Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the Reset PERQS.


                                     PS-19

                                   Purchase activity could potentially increase the price of Qualcomm Stock, and therefore effectively increase the level to which Qualcomm Stock must rise before you would receive at maturity an amount of Qualcomm
                                   Stock worth as much as or more than the
                                   principal amount of the Reset PERQS.
                                   Although we have no reason to believe that our hedging activity will have a material impact on the price of Qualcomm Stock, we cannot give any assurance that we will not affect such price as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Reset PERQS, including on the First Determination Date, by purchasing and selling Qualcomm Stock, option contracts on Qualcomm Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.



Supplemental Information
Concerning Plan of
Distribution..................     Under the terms and subject to conditions
                                   contained in the U.S. distribution agreement
                                   referred to in the prospectus supplement
                                   under "Plan of Distribution," the Agent,
                                   acting as principal for its own account, has
                                   agreed to purchase, and we have agreed to
                                   sell, the principal amount of Reset PERQS
                                   set forth on the cover of this pricing
                                   supplement. The Agent initially proposes to
                                   offer part of the Reset PERQS directly to
                                   the public at the public offering price set
                                   forth on the cover page of this pricing
                                   supplement and part to Advest, Inc. and
                                   McDonald Investments Inc., the selling
                                   group, at a price that represents a
                                   concession not in excess of 2% of the
                                   principal amount of the Reset PERQS. The
                                   Agent may allow, and those dealers may
                                   reallow, a concession not in excess of 2% of
                                   the principal amount of the Reset PERQS to
                                   certain other dealers. We expect to deliver
                                   the Reset PERQS against payment therefor in
                                   New York, New York on , 2001. After the
                                   initial offering of the Reset PERQS, the
                                   Agent may vary the offering price and other
                                   selling terms from time to time.

                                   Delivery of approximately 98% of the Reset
                                   PERQS to a purchaser of 100,000 or more
                                   Reset PERQS at the reduced price (the
                                   "Delivered Reset PERQS") will be made on the date of delivery of the Reset PERQS referred to on the cover of this pricing supplement.
                                   The balance of approximately 2% of the Reset
                                   PERQS (the "Escrowed Reset PERQS") purchased by each such investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered Reset PERQS have held all of the Delivered Reset PERQS for 45 calendar days following the date of the pricing supplement or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered Reset PERQS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed
                                   Reset PERQS will be forfeited by the
                                   investor and not delivered to it. The
                                   Escrowed Reset PERQS will instead

                                     PS-20

                                   be delivered to the Agent for sale to
                                   investors. This forfeiture will have the effect of increasing the purchase price per Reset PERQS for such investors to 100% of the principal amount of the Reset PERQS.
                                   Should investors who are subject to the
                                   holding period requirement sell their Reset
                                   PERQS once the holding period is no longer applicable, the market price of the Reset
                                   PERQS may be adversely affected. See also
                                   "Plan of Distribution" in the accompanying prospectus supplement.

                                   In order to facilitate the offering of the Reset PERQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Reset
                                   PERQS or Qualcomm Stock. Specifically, the
                                   Agent may sell more Reset PERQS than it is obligated to purchase in connection with the offering or may sell Qualcomm Stock it does not own, creating a naked short position in the Reset PERQS or the Qualcomm Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the Reset PERQS or Qualcomm Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Reset PERQS or the Qualcomm Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Reset PERQS or Qualcomm Stock in the open market to stabilize the price of the Reset PERQS. Any of these activities may raise or maintain the market price of the Reset PERQS above independent market levels or prevent or retard a decline in the market price of the Reset PERQS. The Agent is not required to engage in these activities, and may end any of these activities at any time.
                                   See "Use of Proceeds and Hedging" above.


ERISA Matters for Pension Plans
and Insurance Companies.......     Each fiduciary of a pension, profit-sharing
                                   or other employee benefit plan subject to
                                   the Employee Retirement Income Security Act
                                   of 1974, as amended ("ERISA") (a "Plan"),
                                   should consider the fiduciary standards of
                                   ERISA in the context of the Plan's
                                   particular circumstances before authorizing
                                   an investment in the Reset PERQS.
                                   Accordingly, among other factors, the
                                   fiduciary should consider whether the
                                   investment would satisfy the prudence and
                                   diversification requirements of ERISA and
                                   would be consistent with the documents and
                                   instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Dean Witter Reynolds Inc. ("DWR"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many
                                   Plans. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Reset PERQS are acquired by or with the assets of a Plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Reset PERQS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of

                                     PS-21

                                   these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions
                                   ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Reset PERQS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the Reset PERQS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan
                                   Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the Reset PERQS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested.
                                   Accordingly, insurance company general
                                   accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Reset PERQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE
                                   96-23, 95-60, 91-38, 90-1 or 84-14.

                                   Purchasers of the Reset PERQS have exclusive responsibility for ensuring that their purchase and holding of the Reset PERQS do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Income
Taxation......................     The following summary is based on the
                                   advice of Davis Polk & Wardwell, our special
                                   tax counsel ("Tax Counsel"), and is a
                                   general discussion of the principal
                                   potential U.S. federal income tax
                                   consequences to initial holders of the Reset
                                   PERQS purchasing

                                     PS-22

                                   the Reset PERQS at the Issue Price, who will hold the Reset PERQS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of the U.S.
                                   federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws
                                   (e.g., certain financial institutions,
                                   tax-exempt organizations, dealers in options or securities, or persons who hold a Reset
                                   PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of instruments such as the Reset PERQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.


                                   General

                                   Pursuant to the terms of the Reset PERQS, we and every holder of a Reset PERQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Reset PERQS for all tax purposes as an investment unit consisting of the following components (the
                                   "Components"): (i) a contract (the "Forward
                                   Contract") that requires the holder of the Reset PERQS to purchase, and us to sell, for an amount equal to $ (the "Forward Price"), Qualcomm Stock at maturity (or, alternatively, upon an earlier redemption of the Reset PERQS), and (ii) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the holder's obligation to purchase Qualcomm Stock (the
                                   "Deposit"), which Deposit bears an annual yield of % per annum, which yield is based on our cost of borrowing. Under this characterization, less than the full quarterly payments on the Reset PERQS will be attributable to the yield on the Deposit.
                                   Accordingly, the excess of the quarterly payments on the Reset PERQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the holders' entry into the Forward Contract (the "Contract Fees").
                                   Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the Reset PERQS, we will allocate 100% of the Issue Price of the Reset PERQS to the Deposit and none to the Forward Contract.
                                   Our allocation of the Issue Price among the Components will be binding on a holder of the Reset PERQS, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the Reset PERQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Reset PERQS or instruments similar to the Reset PERQS for U.S. federal income tax purposes, and no

                                     PS-23

                                   ruling is being requested from the IRS with respect to the Reset PERQS. Due to the absence of authorities that directly address instruments that are similar to the Reset
                                   PERQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the Reset PERQS. As a result, significant aspects of the U.S.
                                   federal income tax consequences of an
                                   investment in the Reset PERQS are not
                                   certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein.
                                   Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Reset PERQS (including alternative characterizations of the Reset PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                   U.S. Holders

                                   As used herein, the term "U.S. Holder" means an owner of a Reset PERQS that is, for U.S.
                                   federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                   Tax Treatment of the Reset PERQS

                                   Assuming the characterization of the Reset
                                   PERQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                   Quarterly Payments on the Reset PERQS. To the extent attributable to the yield on the Deposit, quarterly payments on the Reset
                                   PERQS will generally be taxable to a U.S.
                                   Holder as ordinary income at the time
                                   accrued or received in accordance with the U.S. Holder's method of accounting for U.S.
                                   federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the federal income tax treatment of Contract Fees is uncertain, we intend to take the position that any Contract Fees with respect to the Reset
                                   PERQS constitute taxable income to a U.S.
                                   Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                   Tax Basis. Based on our determination set forth above, the U.S. Holder's tax basis in the Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.


                                     PS-24


                                   Settlement of the Forward Contract. Upon maturity of the Forward Contract, a U.S.
                                   Holder would, pursuant to the Forward
                                   Contract, be deemed to have applied the
                                   Forward Price toward the purchase of
                                   Qualcomm Stock, and the U.S. Holder would not recognize any gain or loss with respect to any Qualcomm Stock received. With respect to any cash received upon maturity, a U.S.
                                   Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash.
                                   Any such gain or loss would generally be capital gain or loss, as the case may be.

                                   With respect to any Qualcomm Stock received upon maturity, the U.S. Holder would have an adjusted tax basis in the Qualcomm Stock equal to the pro rata portion of the Forward
                                   Price allocable to it. The allocation of the Forward Price between cash and Qualcomm
                                   Stock should be based on the amount of the cash received and the relative fair market value of Qualcomm Stock as of the Maturity
                                   Date. The holding period for any Qualcomm
                                   Stock received would start on the day after the maturity of the Reset PERQS.

                                   U.S. Holders should note that while any
                                   accrued but unpaid interest on the Deposit and any Contract Fees would be taxable as ordinary income, any gain or loss recognized upon the final settlement of the Forward
                                   Contract generally would be capital gain or loss. The distinction between capital gain or loss and ordinary gain or loss is potentially significant in several respects.
                                   For example, limitations apply to a U.S.
                                   Holder's ability to offset capital losses against ordinary income, and certain U.S.
                                   Holders may be subject to lower U.S. federal income tax rates with respect to long-term capital gain than with respect to ordinary gain. U.S. Holders should consult their tax advisors with respect to the treatment of capital gain or loss on a Reset PERQS.

                                   Sale or Exchange of the Reset PERQS. Upon a sale or exchange of a Reset PERQS prior to the maturity of the Reset PERQS, a U.S.
                                   Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and the U.S. Holder's tax basis in the Reset PERQS so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the Reset PERQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly
                                   Payments on the Reset PERQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract
                                   Fees upon the sale or exchange of a Reset
                                   PERQS.

                                   Possible Alternative Tax Treatments of an
                                   Investment in the Reset PERQS

                                     PS-25

                                   Due to the absence of authorities that
                                   directly address the proper characterization of the Reset PERQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Reset PERQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment
                                   Regulations").

                                   If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Reset PERQS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue Price. In addition, a U.S. Holder would recognize income upon maturity of the Reset PERQS to the extent that the value of Qualcomm Stock and cash (if any) received exceeds the adjusted issue price.
                                   Furthermore, any gain realized with respect to the Reset PERQS would generally be treated as ordinary income.

                                   Even if the Contingent Payment Regulations do not apply to the Reset PERQS, other alternative federal income tax characterizations or treatments of the Reset
                                   PERQS are also possible, and if applied
                                   could also affect the timing and the
                                   character of the income or loss with respect to the Reset PERQS. It is possible, for example, that a Reset PERQS could be treated as constituting a prepaid forward contract.
                                   Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Reset PERQS.

                                   Constructive Ownership

                                   Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long term capital gain recognized or deemed to be recognized (as described below) by such taxpayer with respect to the derivative position would be recharacterized as ordinary income. Although Section 1260 in its current form does not apply to the Reset
                                   PERQS, Section 1260 authorizes the Treasury
                                   Department to promulgate regulations
                                   (possibly with retroactive effect) to expand the application of the "constructive ownership" regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the Reset PERQS. If Section 1260 were to apply to the Reset PERQS, the effect on a U.S. Holder would be to treat all or a portion of the long term capital gain (if any) recognized by such U.S. Holder on sale or maturity of a Reset PERQS as ordinary income, but only to the extent such long term capital gain exceeds the long term capital gain that would have been recognized by such U.S. Holder if the U.S. Holder had acquired the underlying stock itself on the issue date of the Reset PERQS and disposed of the underlying stock upon disposition

                                     PS-26

                                   (including retirement) of the Reset PERQS.
                                   Section 1260, if applicable, would require a U.S. Holder that receives shares of Qualcomm
                                   Stock at maturity to recognize as ordinary income the amount that would have been treated as ordinary income according to the rule described in the preceding sentence, if the U.S. Holder had sold the Reset PERQS at maturity for fair market value. In addition,
                                   Section 1260 would impose an interest charge on the gain (or deemed gain) that was recharacterized on the sale or maturity of the Reset PERQS.

                                   Backup Withholding and Information Reporting

                                   A U.S. Holder of a Reset PERQS may be
                                   subject to information reporting and to
                                   backup withholding at a rate of 31 percent of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S.
                                   Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.


                       MORGAN STANLEY DEAN WITTER & CO.